UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                            BEACON POWER CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   073677 10 6
                -------------------------------------------------
                                 (CUSIP Number)

                                 AUGUST 21, 2003
                -------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |_|      Rule 13d-1(c)
                  |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                SCHEDULE 13G


--------------------------------------------      -----------------------------
CUSIP NO.    073677  10  6                        PAGE  2  OF   11    PAGES
--------------------------------------------      -----------------------------
   1     NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              GE CAPITAL EQUITY INVESTMENTS, INC.
              06-1268495
-------- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)         |_|
                                                                (b)         |X|

-------- ----------------------------------------------------------------------
   3     SEC USE ONLY
-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE, U.S.A.
-------------------- ------- --------------------------------------------------
                       5     SOLE VOTING POWER
     NUMBER OF
                                  0
      SHARES
                     ------- --------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                  1,463,333
     OWNED BY
                     ------- --------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

     REPORTING
                                  0
      PERSON
                     ------- --------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
       WITH
                                  1,463,333
-------- ----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,463,333
-------- ----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |X|

-------- ----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              3.42%
-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

              CO
-------- ----------------------------------------------------------------------

--------------------------------------------      -----------------------------
CUSIP NO.    073677  10  6                        PAGE  3  OF   11    PAGES
--------------------------------------------      -----------------------------
   1     NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              GENERAL ELECTRIC CAPITAL CORPORATION
              13-1500700
-------- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)         |_|
                                                                (b)         |X|
-------- ----------------------------------------------------------------------
   3     SEC USE ONLY
-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE, U.S.A
-------------------- ------- --------------------------------------------------
                       5     SOLE VOTING POWER
     NUMBER OF
                                  0
      SHARES
                     ------- --------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                  1,463,333
     OWNED BY
                     ------- --------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

     REPORTING
                                  0
      PERSON
                     ------- --------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
       WITH
                                  1,463,333
-------- ----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,463,333
-------- ----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    |X|

-------- ----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              3.42%
-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

              CO
-------- ----------------------------------------------------------------------

--------------------------------------------      -----------------------------
CUSIP NO.    073677  10  6                        PAGE  4  OF   11    PAGES
--------------------------------------------      -----------------------------
   1     NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              GENERAL ELECTRIC CAPITAL SERVICES, INC.
              06-1109503
-------- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)         |_
                                                                 (b)         |X
-------- ----------------------------------------------------------------------
   3     SEC USE ONLY
-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE, U.S.A.
-------------------- ------- --------------------------------------------------
                       5     SOLE VOTING POWER
     NUMBER OF
                                  0
      SHARES
                     ------- --------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                  DISCLAIMED.  SEE 9 BELOW.
     OWNED BY
                     ------- --------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

     REPORTING
                                  0
      PERSON
                     ------- --------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
       WITH
                                  DISCLAIMED.  SEE 9 BELOW.
-------- ----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

-------- ----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- ----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              DISCLAIMED.  SEE 9 ABOVE.

-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

              CO
-------- ----------------------------------------------------------------------

--------------------------------------------      -----------------------------
CUSIP NO.    073677  10  6                        PAGE  5  OF   11    PAGES
--------------------------------------------      -----------------------------
   1     NAME OF REPORTING PERSON
         /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              GENERAL ELECTRIC COMPANY
              14-0689340
-------- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)         |_|
                                                                (b)         |X|
-------- ----------------------------------------------------------------------
   3     SEC USE ONLY

-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              NEW YORK, U.S.A.
-------------------- ------- --------------------------------------------------
                       5     SOLE VOTING POWER
     NUMBER OF
                                  0
      SHARES
                     ------- --------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                  DISCLAIMED.  SEE 9 ABOVE.
     OWNED BY
                     ------- --------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

     REPORTING
                                  0
      PERSON
                     ------- --------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
       WITH
                                  DISCLAIMED.  SEE 9 ABOVE.
-------- ----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.
-------- ----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- ----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              DISCLAIMED.  SEE 9 ABOVE.
-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

              CO
-------- ----------------------------------------------------------------------

                                SCHEDULE 13G

Item 1.

(a)      NAME OF ISSUER:   Beacon Power Corporation

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  234 Ballardvale Street
                  Wilmington, MA  01887


Item 2.

1.  (a) - (c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               GE Capital Equity Investments, Inc.
               120 Long Ridge Road
               Stamford, Connecticut  06927

               Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  073677  10  6


2.  (a) - (c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Capital Corporation
               260 Long Ridge Road
               Stamford, Connecticut  06927

               Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  073677  10  6


3.  (a) - (c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Capital Services, Inc.
               260 Long Ridge Road
               Stamford, Connecticut  06927

               Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  073677  10  6


4.  (a) - (c)  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut  06431

               Citizenship:   New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  073677  10  6

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [  ]      Broker or Dealer registered under Section 15 of the Act
               (15 U.S.C. 78o);

(b) [  ]       Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [  ]       Insurance Company as defined in Section 3(a)(19) of the Act
               (15 U.S.C. 78c);

(d) [  ]       Investment Company registered under Section 8 of the Investment
               Company Act (15 U.S.C. 80a-8);

(e) [  ]       An investment advisor in accordance with Section
               240.13d-1(b)(1)(ii)(E);

(f) [  ]       An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

(g) [  ]       A parent holding company or control person, in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

(h) [  ]       A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act (12 U.S.C. 1813);


(i) [  ]       A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);


(j) [  ]       Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


If this statement is filed pursuant to ss. 240.13d-1(c), check this box.   |_|


Item 4.        OWNERSHIP:


1.             GE Capital Equity Investments, Inc.

(a)            AMOUNT BENEFICIALLY OWNED:   1,463,333 shares of Common Stock

(b)            PERCENT OF CLASS:   3.42%

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii)     shared power to vote or to direct the vote:

                        1,463,333 shares of Common Stock

               (iii)    sole power to dispose or to direct the disposition of:

                        0

               (iv)     shared power to dispose or to direct the disposition of:

                        1,463,333 shares of Common Stock


2.             General Electric Capital Corporation

(a)            AMOUNT BENEFICIALLY OWNED:   1,463,333 shares of Common Stock

(b)            PERCENT OF CLASS:   3.42%

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii)     shared power to vote or to direct the vote:

                        1,463,333 shares of Common Stock

               (iii)    sole power to dispose or to direct the disposition of:

                        0

               (iv)     shared power to dispose or to direct the disposition of:

                        1,463,333 shares of Common Stock

3.             General Electric Capital Services, Inc.

(a)            AMOUNT BENEFICIALLY OWNED:    Beneficial Ownership of All Shares
               is Disclaimed.

(b)            PERCENT OF CLASS:    Disclaimed.  See (a) above.

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii)     shared power to vote or to direct the vote:

                        Disclaimed.  See (a) above.

               (iii)    sole power to dispose or to direct the disposition of:

                        0

               (iv)     shared power to dispose or to direct the disposition of:

                        Disclaimed.  See (a) above.


4.             General Electric Company

(a)            AMOUNT BENEFICIALLY OWNED:   Beneficial Ownership of All Shares
               is Disclaimed.

(b)            PERCENT OF CLASS:   Disclaimed.  See (a) above.

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii)     shared power to vote or to direct the vote:

                        Disclaimed.  See (a) above.

               (iii)    sole power to dispose or to direct the disposition of:

                        0

               (iv)     shared power to dispose or to direct the disposition of:

                        Disclaimed.  See (a) above.


Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five per cent of the class of securities, check the following. |X|


Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.


Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               See Exhibit 1 for Joint Filing Agreement.


Item 9.        NOTICES OF DISSOLUTION OF GROUP:

               Not applicable.


Item 10.       CERTIFICATION:

               Not applicable

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 21, 2003

                                  GE CAPITAL EQUITY INVESTMENTS, INC.

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:  Peter J. Muniz
                                      Title: Senior Vice President

                                  GENERAL ELECTRIC CAPITAL CORPORATION

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:   Peter J. Muniz
                                      Title:  Department Operations Manager

                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:   Peter J. Muniz
                                      Title:  Attorney-in-fact

                                  GENERAL ELECTRIC COMPANY

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:   Peter J. Muniz
                                      Title:  Attorney-in-fact

Exhibit 1

                           JOINT FILING AGREEMENT

     This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any further amendments to the Schedule 13G with respect to beneficial ownership by the undersigned of shares of the Common Stock, par value $0.01 per share, of Beacon Power Corporation, are being filed on behalf of each of the undersigned in accordance with Rule 13D-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  August 21, 2003

                                  GE CAPITAL EQUITY INVESTMENTS, INC.

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:  Peter J. Muniz
                                      Title: Senior Vice President

                                  GENERAL ELECTRIC CAPITAL CORPORATION

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:   Peter J. Muniz
                                      Title:  Department Operations Manager

                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:   Peter J. Muniz
                                      Title:  Attorney-in-fact

                                  GENERAL ELECTRIC COMPANY

                                  By:    /s/ Peter J. Muniz
                                      --------------------------------------
                                      Name:   Peter J. Muniz
                                      Title:  Attorney-in-fact